Exhibit 10.82
                                   INSCI CORP.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Agreement is entered into as of December 31, 2003 (the "EXECUTION DATE"), by and between INSCI Corp., a Delaware corporation (along with its successors and assigns, the "COMPANY") and Henry F. Nelson ("EXECUTIVE").

         WHEREAS, the Company and Executive entered into the Employment Agreement dated May 22, 2001 (the "PRIOR AGREEMENT") concerning the terms of Executive's employment with the Company, and the parties desire to amend the terms of Executive's employment with the Company.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree to amend and restate the Prior Agreement as follows:

         1. DUTIES AND SCOPE OF EMPLOYMENT.

                  (a) POSITIONS AND DUTIES. Executive will serve as the Chief Executive Officer, and acting President and Chief Financial Officer, of the Company. Executive will render such business and professional services in the performance of Executive's duties consistent with Executive's position within the Company and as reasonably assigned to Executive by the Board of Directors of the Company (the "BOARD").

                  (b) BOARD MEMBERSHIP. During the Employment Term (as defined in Section 2 of the Agreement), the Company will ensure that Executive is nominated, and will use its best efforts to cause Executive to be elected (subject to any required stockholder approval), to serve (i) as a member of the Board and (ii) if and to the extent requested by Executive, as a member of the board of directors of any affiliate or subsidiary of the Company.

                  (c) OBLIGATIONS. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the Board, but subject to Sections 6 and 7 of the Agreement, (i) continue Executive's participation in Saint Ventures, LLC, a private equity firm, and (ii) serve in any capacity with any civic, educational or charitable organization.

         2. EMPLOYMENT TERM. The Agreement shall be made effective as of April 1, 2003 (the "EFFECTIVE DATE"). The term of the Agreement commences on the Effective Date and continues until March 31, 2006, with automatic one (1) year extensions, unless terminated by Executive or by the Company, in either case at least 90 days prior to the end of the then-current term (the "EMPLOYMENT TERM"). Notwithstanding the foregoing, Executive or the Company may terminate Executive's employment at any time, with or without Cause (as defined in Section 4 of the Agreement), subject to the severance obligations described in Section 4 of the Agreement, except the Company or Executive (as case may be) must provide the other with at least 90 days advance written notice in the event of a termination without Cause or without Good Reason (as defined in Section 4 of the Agreement).

         3. COMPENSATION.

                  (a) BASE SALARY. The Company will pay Executive as compensation for Executive's services hereunder a base salary at the annualized rate of $350,000 (the "BASE SALARY") through the Employment Term. The Base Salary will be paid in periodic installments that are consistent with the Company's normal payroll practices and will be subject to the required withholding.

                  (b) ANNUAL BONUS. For each fiscal year of the Company ("FISCAL YEAR") during the Employment Term, Executive will be eligible to receive an annual bonus payment (the "ANNUAL BONUS") as follows:

                           (i) an amount equal to ten percent (10%) of the Company's Operating Income for the applicable Fiscal Year, as referenced in the Company's annual audited financial statements under Consolidated Statements of Operations and adjusted to reflect non-recurring items determined jointly by Executive and the Compensation Committee of the Board (the "COMPENSATION COMMITTEE"); and

                           (ii) in addition to the amount set forth in subsection (i) above, if any, an amount as may be determined by the Compensation Committee in its sole discretion at the end of each Fiscal Year, based on individual and Company performance, and other factors considered to be relevant by the Compensation Committee.

                  The Annual Bonus shall be paid to Executive within thirty (30) days following the completion of the annual audit of the Company's financial statements for each applicable Fiscal Year.

                  (c) EQUITY COMPENSATION. In consideration of the agreements and covenants made under this Agreement, upon the approval by the Company's stockholders of an increase in the number of shares reserved under the Company's 1997 Equity Incentive Plan (the "PLAN") sufficient to grant to Executive the options described in this Section, Executive and the Company shall execute and deliver to Executive three (3) Stock Option Grant certificates, substantially in the form attached hereto as EXHIBIT A, evidencing the Company's grant to Executive of stock options to purchase up to an aggregate of 14,693,775 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), at an exercise price per share equal to the fair market value of the Common Stock as of the date of grant, as follows:

                           (i) an option to purchase up to 4,897,925 shares of Common Stock, fully vested upon the date of grant;

                           (ii) an option to purchase up to 4,897,925 shares of Common Stock, 1,632,642 shares of which shall vest on each successive anniversary of the date of grant, until all shares are fully vested; and


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                           (iii) an option to purchase up to 4,897,925 shares of
         Common Stock, which shall become fully vested upon the date the Common Stock has averaged at least $0.30 per share (the "Vesting Price") for any sixty (60) consecutive day period, as quoted on any national securities exchange or traded in the over-the-counter market or other comparable reporting system.

                  Notwithstanding the forgoing, the Vesting Price, the exercise price and the number of shares underlying the options shall be appropriately adjusted to reflect any merger, reorganization, consolidation, recapitalization, stock split, stock dividend, or other change affecting the Common Stock.

                  The Company shall use its best efforts to increase the number of shares reserved under the Plan as soon as practicable, including, but not limited to, taking all actions necessary to make sure that the Company's stockholders are able to vote for such increase at the Company's annual stockholder meeting next following the Execution Date.

                  (d) VACATION; EMPLOYEE BENEFITS. During the Employment Term, Executive will be entitled to three (3) weeks vacation (exclusive of the Company's paid holidays and sick leave taken pursuant to Company policy). During the Employment Term, Executive will be entitled to participate in all employee benefit plans currently and/or hereafter maintained by the Company that are made generally available to other senior executives of the Company.

                  (e) REIMBURSEMENT OF EXPENSES. The Company will reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company's, and/or its affiliates' or subsidiaries', business in accordance with the Company's policies with respect thereto as in effect from time to time.

                  (f) PERQUISITES. During the Employment Term, Executive shall be entitled to participate in any and all of the Company's executive perquisites in accordance with the terms and conditions of such arrangements as are in effect from time to time for other senior executives of the Company, including, but not limited to, an automobile allowance of up to $1,000 per month.

         4. SEVERANCE. Upon termination of Executive's employment for any reason, Executive shall receive payment of (i) Executive's Base Salary, as then in effect, through the date of termination of employment (the "TERMINATION DATE"), and (ii) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Executive through the Termination Date in accordance with established Company plans and policies or applicable law (the "ACCRUED OBLIGATIONS"). In addition, the following shall apply:

                  (a) TERMINATION BY COMPANY OTHER THAN FOR CAUSE, BY EXECUTIVE FOR GOOD REASON, DUE TO DEATH OR DISABILITY, OR UPON EXPIRATION. If Executive's employment with the Company is terminated by the Company for any reason other than Cause, by Executive for Good Reason, due to Executive's death or disability, or if the Employment Term is not renewed for reasons other than those that would otherwise constitute for Cause or Good Reason, then Executive will be entitled to: (i) a lump-sum amount equal to Executive's Base Salary, as then in effect, for a period of twelve (12) months following the Termination Date (the "SEVERANCE




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PERIOD"), payable in four (4) equal installments, the first installment to be paid immediately upon the Termination Date, and the second, third and fourth installments to be paid at the end of each successive ninety
(90) day period following the Termination Date; (ii) a lump-sum amount equal to the Annual Bonus to which Executive would be entitled for the then-current Fiscal Year (determined in accordance with the methodology set forth in Section 3(b) of the Agreement and utilizing, for purposes of the component described in
Section 3(b)(i) of the Agreement, an Operating Income amount derived by annualizing the financial results for the then-current Fiscal Year up to the Termination Date), payable in four (4) equal installments, the first installment to be paid immediately upon the Termination Date, and the second, third and fourth installments to be paid at the end of each successive ninety (90) day period following the Termination Date; (iii) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for Executive and Executive's eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") under the Company's group health plans, as then in effect, until the earlier of (A) the date Executive first becomes eligible for coverage under a subsequent employer's group health plan, (B) the date such coverage terminates under applicable law or
(C) twelve (12) months after the Termination Date (subsections (i)-(iii) of this paragraph collectively, "SEVERANCE"); (iv) immediate full vesting on the Termination Date in that portion of Executive's stock options, restricted stock and other similar rights that would have vested during the Severance Period; and
(v) the right to exercise the vested portion of Executive's outstanding options until the earlier of (A) one (1) year from the Termination Date, or (B) the end of the term of any applicable option.

                  (b) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON OR BY COMPANY FOR CAUSE. If Executive's employment with the Company is terminated by Executive without Good Reason, or by the Company for Cause, then Executive will receive payment of the Accrued Obligations, but Executive shall not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options or restricted stock) from the Company, except to the extent provided under any applicable stock option, restricted stock or other similar agreement(s), Company benefit plans or as may be required by law (for example, under COBRA).

                  (c) CAUSE. For purposes of this Agreement, "CAUSE" means: (i) Executive's conviction of a felony, either in connection with the performance of Executive's obligations to the Company or which otherwise materially and adversely affects Executive's ability to perform such obligations; (ii) Executive's willful and material disloyalty or deliberate dishonesty to the Company; (iii) the commission by Executive of an act of fraud or embezzlement against the Company; or (iv) a material breach by Executive of any material provision of the Agreement which breach is not cured within thirty (30) days after delivery to Executive by the Company of written notice of such breach, provided that if such breach is not capable of being cured within such 30-day period, Executive will have a reasonable additional period to cure such breach. Any determination of Cause will be made by a majority of the Board voting on such determination.

                  (d) DISABILITY. For purposes of this Agreement, "DISABILITY" means the inability of Executive to perform the principal functions of Executive's duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least one hundred eighty (180) consecutive days. Whether Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.


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                  (e) GOOD REASON. For purposes of this Agreement, "GOOD REASON"
means: (i) a change in the principal location at which Executive provides services to the Company to a new location that is more than twenty-five (25) miles from the prior location, without Executive's prior written consent; (ii) Executive's failure to be nominated for election to, or to be elected to, the Board and the board of directors of any affiliate or subsidiary of the Company on which Executive requests to serve, or removal of Executive from the Board or the board of directors of any affiliate or subsidiary of the Company on which Executive then currently serves, provided that such failure or removal is not in connection with a termination of Executive's employment by the Company; (iii) failure of the Board to appoint Executive as Chief Executive Officer of the Company, or removal of Executive as Chief Executive Officer of the Company, provided that such failure or removal is not in connection with a termination of Executive's employment by the Company; (iv) a material adverse change by the Company in Executive's duties, authority or responsibilities as Chief Executive Officer of the Company which causes Executive's position with the Company to become of less responsibility or authority than Executive's then-current position, provided that such change is not in connection with a termination of Executive's employment by the Company; (v) a change in the lines of reporting such that Executive no longer reports to the Board; (vi) the assignment to Executive of duties not commensurate or consistent with Executive's position as Chief Executive Officer of the Company without Executive's prior written consent; (vii) a reduction in Executive's compensation or other benefits; (viii) failure of the Company's stockholders to approve an increase in the number of shares of Common Stock reserved under the Plan, at the Company's annual stockholders meeting next following the Execution Date, sufficient to grant Executive the stock options described in Section 3(c) of the Agreement; (ix) a material breach of the Agreement by the Company that has not been cured within thirty (30) days after written notice thereof by Executive to the Company; or
(x) failure by the Company to obtain the assumption of the Agreement by any successor to the Company.

         5. CHANGE OF CONTROL. Notwithstanding any provision to the contrary under the Agreement, in the event of a Change of Control, the following provisions shall apply:

                  (a) Immediately upon a Change of Control (as defined in Section 5(e) of the Agreement), all outstanding options, restricted stock and other similar rights held by Executive shall become one hundred percent (100%) vested;

                  (b) If there is a Change of Control within twelve (12) months of the Execution Date, then Executive shall be entitled to receive a bonus payment from the Company in an amount equal to one and one-half percent (1 1/2%) of the Sale Proceeds (as defined below) up to the first $12,000,000 of the Sale Proceeds, payable immediately upon the Change of Control. To the extent that the Sale Proceeds exceed $12,000,000 the Executive will not be eligible for participation of such a commission, as it is contemplated by all parties that renumeration will be in the form of equity participation. For purposes of this Agreement, "SALE PROCEEDS" shall mean the aggregate proceeds (or the fair market value of any securities or other non-monetary consideration) received by the Company, and the stockholders of the Company, as the case may be, in consideration for such Change of Control.

                  (c) After a period of one hundered eighty (180) days following the consummation of a Change of Control by delivery of written notice to the Compnay, Executive may terminate his employment with the Company for any reason and be entitled to receive Severance;



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                  (d) If it is determined that the amounts payable to Executive under the Agreement, when considered together with any amounts payable to Executive in connection with a Change of Control, cause such payments to be treated as excess parachute payments within the meaning of Section 280G of the Internal Revenue Code (the "CODE"), then the Company will make an additional "gross up" payment to Executive in order to pay for any additional tax imposed on Executive pursuant to Section 4999 of the Code; and

                  (e) For purposes of this Agreement, a "CHANGE OF CONTROL" shall occur upon: (i) any person, entity or affiliated group, other than Selway Partners LLC, SCP Private Equity Partners II, L.P. or CIP Capital L.P., becoming the beneficial owner or owners of more than 50% of the outstanding equity securities of the Company, or otherwise becoming entitled to vote more than 50% of the voting power of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company's equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of more than 50% of the voting power of the entity surviving such transaction or series of related transactions; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "INCUMBENT Directors" will mean directors who either (A) are members of the Board as of the Effective Date, or
(B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination.

         6. PROHIBITED COMPETITION.

                  (a) CERTAIN ACKNOWLEDGMENTS AND AGREEMENTS.

                           (i) Executive and the Company have discussed, and Executive recognizes and acknowledges the competitive and proprietary aspects of the business of the Company.

                           (ii)Executive acknowledges that a business will be deemed competitive with the Company if it is in the business of developing, marketing and supporting computer software and products that are competitive with, are similar to, may be used as substitutes for, or may detract from any products that are designed, distributed, marketed, sold or under development by the Company during the period while Executive is employed hereunder (a "COMPETITIVE BUSINESS").

                           (iii) Executive further acknowledges that, while Executive is employed hereunder, the Company will furnish, disclose or make available to Executive Confidential Information (as defined below) related to the Company's business and that the Company may provide Executive with unique and specialized training. Executive also acknowledges that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by Executive to compete with the Company.



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                           (iv) For purposes of this Agreement, "CONFIDENTIAL
         INFORMATION" means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to Executive or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is (A) in the public domain other than through any fault or act by Executive, (B) known to Executive prior to its disclosure to Executive in the course of Executive's employment hereunder, or (C) lawfully disclosed to Executive by a source other than the Company which source has a legal right to disclose such information.

                  (b) NON-COMPETITION; NON-SOLICITATION. During the period while Executive is employed hereunder and for a period of one (1) year following the termination of Executive's employment hereunder for any reason or for no reason, Executive will not, without the prior written consent of the Company:

                           (i) For himself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any Competitive Business (each, a "RESTRICTED ACTIVITY") within the United States of America, except that (A) nothing contained herein will preclude Executive from purchasing or owning securities of any Competitive Business if such securities are publicly traded, and provided that Executive's holdings do not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such Competitive Business, and (B) in the event of a Change of Control, nothing contained herein will prevent Executive from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a "UNIT") of a Competitive Business if that Unit is not engaged in any business which is competitive with the business of the Company, irrespective of whether some other Unit of such entity engages in such competition (as long as Executive does not engage in a Restricted Activity for such other Unit);

                           (ii)Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services) while Executive was employed hereunder; or

                            (iii) Either individually or on behalf of or through any third party, solicit, entice or persuade or attempt to solicit, entice or persuade any key employee of or consultant to the Company to leave the service of the Company.



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                  (c) SURVIVAL OF ACKNOWLEDGMENTS AND AGREEMENTS. Executive's
acknowledgments and agreements set forth in this Section 6 will survive the termination of Executive's employment hereunder for any reason or for no reason.

         7. PROTECTED INFORMATION. Executive will, both during the period while Executive is employed hereunder and for a period of one (1) year after the Termination Date, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of Executive's duties for the Company or by court order, disclose or give to others any Confidential Information. Upon the Termination Date, Executive will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained).

         8. ASSIGNMENT. The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

         9. NOTICES. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

         If to the Company:

         INSCI Corp.
         Two Westborough Business Park
         Westborough, Massachusetts 01581

         ATTN: Chairman of the Board of Directors

         With a copy to:

         Joseph Baratta, Esq.
         Baratta & Goldstein
         597 Fifth Avenue, 9th Floor
         New York, New York 10017

         If to Executive:

         At Executive's home address as listed in Executive's personnel file at the Company


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         With a copy to:

         Stanley A. Twarog, Esq.
         Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         One Financial Center
         Boston, MA  02111

         10. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Agreement will continue in full force and effect without said provision.

         11. ENTIRE AGREEMENT. The Agreement and the documents referenced herein represent the entire agreement and understanding between the Company and Executive concerning the subject matter herein and Executive's employment relationship with the Company, and supersede and replace any and all prior or contemporaneous agreements and understandings whether written or oral between Executive and the Company concerning the subject matter herein, including, but not limited to, the Prior Agreement.

         12. ARBITRATION AND EQUITABLE RELIEF.

                  (a) Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with the Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in Boston, Massachusetts, under the auspices of the American Arbitration Association (the "AAA") and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the AAA. The decision of the arbitrator(s) will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

                  (b) The arbitrator(s) will apply Massachusetts law to the merits of any dispute or claim, without reference to rules of conflict of laws. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any action or proceeding arising from or relating to the Agreement and/or relating to any arbitration in which the parties are participants.

                  (c) The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses; provided, however, the Company shall reimburse Executive for Executive's reasonable costs (including, without limitation, attorneys' fees) incurred if Executive succeeds on the merits with respect to a material breach of the Agreement at any such arbitration, including enforcing any judgment entered on an arbitrator's decision.

         13. NO ORAL MODIFICATION, CANCELLATION OR DISCHARGE. The Agreement may be amended or terminated only in writing signed by Executive and the Company.

         14. WITHHOLDING. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.



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         15. GOVERNING LAW. The Agreement will be governed by the laws of the
Commonwealth of Massachusetts.

         16. ACKNOWLEDGMENT. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive's private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

         17. ATTORNEYS' FEES. The Company will reimburse Executive for his reasonable attorneys' fees incurred with respect to the negotiation of this Agreement and the other documents referenced herein.

         18. AUTHORITY. The undersigned signatory for the Company hereby personally represents that he is duly authorized to execute this Agreement on behalf of the Company and that all necessary approvals of the Board, and any other committee, body or other person have been obtained.














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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Execution Date.

                                                 INSCI CORP.



                                                 By: /s/ CYNTHIA RAE BOTSCH
                                                     -----------------------
                                                 Name:  Cynthia Rae Botsch
                                                 Title: Assistant Secretary


                                                 EXECUTIVE


                                                 /s/ HENRY F. NELSON
                                                 -----------------------
                                                 Henry F. Nelson












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